Exhibit 99.1

Global Technologies, Ltd Enters Letter of Intent to Acquire Tersus Power

Tersus Power to go public via reverse merger transaction

ST. PETERSBURG, Fla., Nov. 17, 2021 — via InvestorWire — Global Technologies, Ltd (OTC Pink: GTLL) (the “Company”), a holding corporation, which, through its subsidiaries, has operations engaged in the online sales of CBD and hemp-related products, the acquisition of intellectual property in the safety and security space, and as a portal for entrepreneurs to provide immediate access to live shopping, e-commerce, distribution and logistics, is pleased to inform shareholders the Company has entered into a Letter of Intent to acquire Tersus Power, Inc.

Tersus Power’s sole objective is to design a safe, adaptable and affordable hydrogen fueling station that allows for rapid development and deployment of hydrogen fueling infrastructure while minimizing the risk to investors. The Company’s modular prefabricated fueling stations could be produced on a very large scale and available immediately for delivery to participating sites in order to meet the growing demand for hydrogen fuel. The success of these stations will build increased confidence in the hydrogen vehicle market for both consumers and investors.

The station production equipment will be housed in a modular steel-hardened exoskeleton platform similar to a 40-foot shipping container, depending on the production requirements for a given site. The platform would contain a fully operational hydrogen production system. Each fueling station will be preassembled and rigorously tested in Tersus Power’s manufacturing facility to ensure minimum configuration at time of delivery. The design enhanced side panels that cover the structure will give it a permanent look and feel while providing further stability to the structure as a whole. The panels will be removable to provide access to production equipment for the purposes of maintenance and repair.

The modular fueling station will be placed on site at existing fueling stations on a prepared concrete pad that could support a more permanent installation. This approach allows for a narrowly focused permitting process which is necessary to connect the modular fueling stations to on-site utilities supporting the production of hydrogen. This approach eliminates the costly need to transport hydrogen from large-scale “refineries” to fueling stations.

Tersus Power generated over $2 million in revenue during 2021 by providing engineering services contracts in the hydrogen industry. Tersus Power is a debt-free Company with audited financials provided by a Public Company Accounting Oversight Board (PCAOB) accounting firm.

Michael Rosen, CEO and president of Tersus Power, stated, “We are pleased to be going public at this exciting time in the alternative energy sector. Green hydrogen is a major impact player in the world’s drive to combat climate change. Tersus Power is at the forefront of this multibillion-dollar movement with its modular hydrogen fueling station design and scaling ability to meet a global demand for green energy.”

The United States alone is slated to invest $9.5 billion in the hydrogen industry under the newly signed, bipartisan infrastructure bill, signed into law by President Biden on November 15, 2021.

Further details of the transaction will be disseminated upon execution of the definitive documents. The transaction is anticipated to close during Q1 2022.

“This is an exciting time for the Global Technologies shareholders,” said Jimmy Wayne Anderson, president of Global Technologies, Ltd. “Tersus brings with it a management team with acute leadership skills and a world class engineering lineup.”

About Global Technologies, Ltd:

Global Technologies, Ltd, based in St. Petersburg, Florida, is a holding corporation, which, through its subsidiaries, has operations engaged in the online sales of CBD and hemp-related products, the acquisition of intellectual property in the safety and security space, and as a portal for entrepreneurs to provide immediate access to live shopping, e-commerce, product placement in brick-and-mortar retail outlets and logistics. For further information, please visit the Company’s website at www.globaltechnologiesltd.info.

About Tersus Power, Inc.:

Tersus Power Inc. was founded in 2020 as a contract manufacturer that will build and deliver Modular Hydrogen Fueling stations across the U.S and Canada. Tersus Power is located in Nevada and in the process of commissioning a facility to manufacture the initial prototypes and then ramp-up to manufacture 10 modular fueling stations per month. The facility will be located in the Pittsburgh, Pennsylvania, metroplex.

Tersus Power bases its Gen3 Modular Hydrogen Fueling Station on the PowerTap PT50, which was originally developed and manufactured by Nuvera in cooperation with the Department of Energy. Tersus Power’s next generation Modular Hydrogen Fueling Station will utilize the patented solutions developed by Nuvera and the Department of Energy and will generate up to 1,250 kilograms of pure hydrogen daily. For further information, please visit the Company’s website at www.tersuspower.com.

Forward-Looking Statements and Disclaimer

Statements made in this press release that express the Company or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions are intended to further identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. The Company cannot guarantee future financial results; levels of activity, performance or achievements and investors should not place undue reliance on the Company’s forward-looking statements. No information contained in this press release should be construed as any indication whatsoever of the Company’s future financial performance, future revenues or its future stock price. The forward-looking statements contained herein represent the judgment of the Company as of the date of this press release, and the Company expressly disclaims any intent, obligation or undertaking to update or revise such forward-looking statements to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. No information in this press release should be construed as any indication whatsoever of the Company’s future revenues or results of operations.

Contact:

Global Technologies, Ltd

(727) 482-1505

info@globaltechnologiesltd.info

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